Exhibit 99.1

                        Pegasus Ends Term Loan Financing

Pegasus Media & Communications, Inc., a subsidiary of Pegasus Communications Corporation (NASDAQ: PGTV), today announced that it was terminating a senior term loan financing that it had previously announced July 23, 2003.

Executive Vice President Howard Verlin said, "In announcing this financing in July, we were seeking to take advantage of a healthy term loan market to opportunistically replace our existing senior credit facility which expires in July 2005 with a senior term loan designed to mature in July 2006. However, since July developments have occurred that have caused us to reevaluate the attractiveness of this financing at this time. We have therefore concluded to terminate the proposed senior term loan. While we will continue to be opportunistic in evaluating means to improve our balance sheet, for now we are comfortable to retain the flexibility and pricing afforded by our current senior credit facility."

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) provides digital satellite television to rural households throughout the United States. We are the 10th largest pay television company in the United States. Pegasus also owns and/or operates television stations affiliated with CBS, FOX, UPN, and The WB networks.

For further information, contact:

Andrew Smith
Pegasus Communications Corporation
(610) 934-7000
andrew.smith@pgtv.com